Exhibit 99.1

To:	Surgeons, Optometrists, Operational Leadership Team, and Corporate Headquarters

From:	Craig Joffe

Date:	March 6, 2006

Subject:	Stephen Joffe

On Friday, March 3, 2006, Stephen Joffe disclosed to the Securities and Exchange Commission that he and an affiliated non-profit foundation have purchased shares of common stock of TLC Vision Corporation. This was a personal investment by Dr. Joffe, not an investment by LCA Vision/LasikPlus. To be clear, we do not believe this investment has any impact on our current operational and business strategies.
As you know, the LCA Vision/LasikPlus business remains robust, and we remain committed to the operational and financial guidance we provided February 22, 2006. We are confident that together we will have very strong financial and operational performance again this year.
Kevin, Alan, the rest of the management team, and I would like to thank you — the leadership backbone of the Company — for your continued efforts to make LCA Vision/LasikPlus the leading laser vision correction company in the United States. Please contact your operational vice president or me if you have any questions.